Exhibit 99.1
Blackout Notice to EchoStar Communications Corporation
Executive Officers and Directors
September 12, 2005
Dear [Recipient]:
This is an important notice concerning the transfer of the EchoStar Communications Corporation 401(k) Employee Savings Plan (the “Plan”) and the suspension of your rights to purchase, sell, or otherwise acquire or transfer any EchoStar Communications Corporation Stock (“Company Stock”) during the upcoming Plan blackout period (“Blackout Period”).
EchoStar Communication Corporation (the “Company”) is transferring its Plan record keeper from Prudential Retirement, Inc. to Fidelity Investments. As a result of this transfer, beginning October 7, 2005, Plan participants and/or their beneficiaries will be temporarily suspended from directing or diversifying investments in their individual accounts, obtaining a loan from the Plan, obtaining a distribution from the Plan, or engaging in equity security transactions through their Plan accounts.
Further, in accordance with §306 of the Sarbanes-Oxley Act of 2002, all Company directors and executive officers will be restricted from purchasing, selling, or otherwise acquiring or transferring Company Stock during the Blackout Period. As an executive officer and/or director you will be prohibited from purchasing, selling, or otherwise acquiring or transferring any Company Stock during the Blackout Period.
The Blackout Period will begin at 4 p.m. Eastern time on October 7, 2005, and is expected to end the week beginning Sunday October 30, 2005. Please be aware that this Blackout Period is separate and distinct from other Company trading blackout period(s) to which you are still subject.
If you have any questions regarding the Blackout Period, including whether the Blackout Period has begun or ended, you should contact either of the following people:

David Moskowitz	Brandon Ehrhart
Executive VP, General Counsel & Secretary	Corporate Counsel
EchoStar Communications Corporation	EchoStar Communications Corporation
9601 South Meridian Blvd	9601 South Meridian Blvd
Englewood, CO 80112	Englewood, CO 80112
(303) 723-1040	(720) 514-5297
david.moskowitz@echostar.com	brandon.ehrhart@echostar.com